Exhibit 5.1

641 Lexington Ave. | 14th Floor

New York, NY 10022

Dial: 212.335.0466

Fax: 917.688.4092

info@foleyshechter.com

www.foleyshechter.com

April 23, 2026

LiveOne, Inc.

269 S. Beverly Drive, Suite 1450

Beverly Hills, CA 90212

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Prospectus Supplement, dated April 17, 2026, to a Prospectus dated February 26, 2025 (the “Prospectus and Prospectus Supplement”), filed pursuant to a Registration Statement on Form S-3 (Registration No. 333-284916) (the “Registration Statement”), filed by LiveOne, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which became effective on February 26, 2025, with respect to 1,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Shares are being offered and issued to Broadcast Music, LLC (“BMI”), pursuant to that certain Shares Issuance Agreement, dated April 17, 2026 (the “Shares Issuance Agreement”), by and among the Company, Slacker, Inc., the Company’s wholly owned subsidiary (“Slacker”), and BMI, as payment in full satisfaction of any payment and music royalty payment obligations due through March 31, 2027 under the Slacker Music Service Music Performance License Fee Agreement, dated as of November 20, 2024, and the Final License Fee Agreement and Release, dated as of November 20, 2024, each as amended on April 17, 2026 (the “Amendment” and collectively, the “License Agreements”), between BMI and Slacker. The Shares Issuance Agreement is filed as an exhibit to a Current Report on Form 8-K, as filed with the Commission on April 23, 2026, and incorporated by reference into the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Company’s Certificate of Incorporation, as amended through the date hereof; (ii) the Company’s Bylaws, as amended through the date hereof; (iii) certain resolutions of the Company’s Board of Directors (the “Board”) relating to the issuance, sale and registration of the Shares; (iv) the Registration Statement, together with the exhibits thereto filed with the Commission; (v) the Prospectus and Prospectus Supplement; (vi) such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and (vii) the Shares Issuance Agreement, the License Agreements and the transactions contemplated thereby. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein. Our opinions are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Registration Statement and certificates or statements of appropriate representatives of the Company.

In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been authorized for issuance and, when the Shares are issued and paid for in accordance with the Shares Issuance Agreement and the Prospectus and Prospectus Supplement, and assuming that the Shares have been and remain duly reserved for issuance within the limits of the Common Stock then remaining authorized but unissued, the Shares will be validly issued, fully paid and non-assessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions: our opinion herein reflects only the application of the General Corporation Law of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We understand that you wish to file this opinion with the Commission as an exhibit to a Current Report on Form 8-K for incorporation by reference into the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the Prospectus Supplement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours,

/s/ Foley Shechter Ablovatskiy LLP